Subject to Completion, Pricing Supplement, as amended, dated July 10, 1997

PROSPECTUS Dated June 2, 1997                      Pricing Supplement No. 7 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-27919
Dated June 2, 1997                                        Dated July    , 1997
                                                                Rule 424(b)(3)
                                  $10,000,000
                  Morgan Stanley, Dean Witter, Discover & Co.
                          MEDIUM-TERM NOTES, SERIES C
                    EQUITY LINKED NOTES DUE JULY    , 2004

                                --------------

               The Equity Linked Notes due July    , 2004 (the "Notes") are
Medium-Term Notes, Series C of Morgan Stanley, Dean Witter, Discover & Co. (the "Company"), as further described herein and in the Prospectus Supplement under "Description of Notes--Fixed Rate Notes" and "-- Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices." The Notes are being issued in minimum denominations of $1,000 and will mature on July , 2004 (the "Maturity Date"). The Issue Price of each Note will be $
(     % of the principal amount) (the "Issue Price"), and there will be no periodic payments of interest on the Notes. The Issue Price represents a
minimum yield to maturity of     % per annum computed on a semi-annual bond
equivalent basis based on the Issue Price calculated from the Original Issue Date to the Maturity Date. At maturity, the holder of each Note will receive the par amount of such Note ($1,000) ("Par"), subject to the exercise by the holder of the Put Right, as described below. The Notes will not be redeemable by the Company in whole or in part prior to the Maturity Date.

               On any Trading Day that falls during the period beginning on the Final Calculation Date and ending two Business Days prior to the Maturity Date, the holder of a Note will have the right (the "Put Right") upon completion by the holder and delivery to the Company and the Calculation Agent of an Official Notice of Exercise of Put Right prior to 11:00 a.m. New York City time on such date, to sell each $1,000 principal amount of a Note to the Company for cash in an amount (the "Put Price") equal to the sum of (i) the Issue Price and (ii) an amount (the "Supplemental Sale Amount") based on the percentage increase, if any, in the Final Average Index Value of the S&P 500 Composite Stock Price Index (the "S&P 500 Index"), as calculated by Standard & Poor's ("S&P"), a Division of the McGraw-Hill Companies, Inc., over the Initial Average Index Value, each as further described below. The Supplemental Sale Amount, if any, payable with respect to each Note will be calculated on the Final Calculation Date and will equal the product of (i) the
Issue Price, (ii)          and (iii) a fraction, the numerator of which will
be the Final Average Index Value less the Initial Average Index Value and the denominator of which will be the Initial Average Index Value. The Supplemental Sale Amount cannot be less than zero. The Initial Average Index Value will equal the arithmetic average of the S&P 500 Index closing values on
each of July   , 1997, October   , 1997 and January   , 1998 (the "Initial
Index Determination Dates").  The Final Average Index Value will equal either
(i) the arithmetic average of the S&P 500 Index closing values on each of July
  , 2003, October   , 2003, January   , 2004, April   , 2004 and July   , 2004
(the "Final Index Determination Dates") or (ii) if the holder of 100% of the outstanding Notes completes and delivers to the Company and the Calculation Agent an Official Equity Stop Notice prior to 11:00 a.m. New York City time
on any Trading Day on or prior to July    , 2003,  the S&P 500 Index closing
value on such Trading Day (the "Equity Stop Option"). The Initial Index Determination Dates and the Final Index Determination Dates are subject to adjustment as set forth herein.

               For information as to the calculation of the Supplemental Sale Amount, the Put Price, the Initial Average Index Value and the Final Average Index Value and certain tax consequences to beneficial owners of the Notes, see "Supplemental Sale Amount," "Put Right," "Initial Average Index Value," "Final Average Index Value," "Final Calculation Date" and "United States Federal Taxation" in this Pricing Supplement.

               The Company will cause each of the "Supplemental Sale Amount," the "Put Price," the "Initial Average Index Value" and the "Final Average Index Value" to be determined by Morgan Stanley & Co. Incorporated (the "Calculation Agent") for The Chase Manhattan Bank, as Trustee under the Senior Debt Indenture.

               An investment in the Notes entails risks not associated with similar investments in a conventional debt security, as described under "Risk Factors" on PS-7 through PS-9 herein.

                                --------------
                                  PRICE    %
                                --------------

             Price to Public    Agent's Commissions(1)    Proceeds to Company
             ---------------    ----------------------    -------------------

Per Note.           %                     %                        %
Total....       $                      $                       $

(1) The Company has agreed to indemnify the Agent against certain liabilities, including liabilities under the Securities Act of 1933.

Capitalized terms not defined herein have the meanings given to such terms in the accompanying Prospectus Supplement.

                          MORGAN STANLEY DEAN WITTER


               Information contained in this preliminary pricing supplement is subject to completion or amendment. These securities may not be delivered prior to the time a final pricing supplement is delivered. This pricing supplement and the accompanying prospectus and prospectus supplement shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES OR THE INDIVIDUAL STOCKS UNDERLYING THE S&P 500. SPECIFICALLY, THE AGENT MAY OVERALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE, THE NOTES OR INDIVIDUAL STOCKS UNDERLYING THE S&P 500 IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES SEE "USE OF PROCEEDS AND HEDGING."

                Capitalized terms not defined herein have the meanings given to such terms in the accompanying Prospectus Supplement.

Principal Amount..............   $10,000,000

Maturity Date.................   July     , 2004

Stated Interest Rate..........   0.00%

Minimum Yield to Maturity.....       %

Specified Currency............   U.S. Dollars

Issue Price...................       %

Settlement Date (Original
Issue Date)...................         , 1997

CUSIP.........................

Book Entry Note or
Certificated Note.............   Book Entry

Senior Note or Subordinated
Note..........................   Senior

Minimum Denominations.........   $1,000

Trustee.......................   The Chase Manhattan Bank

Agent.........................   Morgan Stanley & Co. Incorporated

Maturity Redemption Amount....   At maturity (including as a result of
                                 acceleration or otherwise), the holder of each Note will receive the par amount of such Note ($1,000) ("Par"), subject to the exercise by the holder of the Put Right.
                                 References herein to "Notes" refer to each $1,000 principal amount of any Note.

Put Right.....................   On any Trading Day that falls during the
                                 period beginning on the Final Calculation
                                 Date and ending two Business Days prior to the Maturity Date (each a "Put Date"), the holder of a Note will have the right (the "Put
                                 Right") upon (i) completion by the holder and delivery to the Company and the Calculation
                                 Agent of an Official Notice of Exercise of Put Right (in the form of Annex A hereto) prior to 11:00 a.m. New York City time on such date (the "Put Notice Date") and (ii) delivery on such date of such Notes to the Trustee, to sell each $1,000 principal amount of a Note to the Company for cash in an amount (the "Put Price") equal to the sum of
                                 (i) the Issue Price and (ii) the Supplemental
                                 Sale Amount, if any.

                                 The Calculation Agent will calculate the Put
                                 Price on the Final Determination Date and, if the Put Price is greater than Par, will provide written notice to the holders of the Notes on the next succeeding Business Day.

                                 On the earlier of three Business Days after the Put Notice Date and the Maturity Date, the Company shall, or shall cause the Calculation Agent to, deliver the Put Price to the Trustee for delivery to the holder.

                                 If a holder does not exercise the Put Right with respect to a Note, such holder will receive the Maturity Redemption Amount on the Maturity Date.

Supplemental Sale Amount......   The Supplemental Sale Amount, payable with
                                 respect to each Note, will be calculated on the Final Calculation Date and will be an amount equal to the greater of (a) the product of (i) the Issue Price, (ii) and (iii) a fraction, the numerator of which will be the Final Average Index Value less the Initial Average Index Value and the denominator of which will be the Initial
                                 Average Index Value and (b) zero.  The
                                 Supplemental Sale Amount is described by the following formula:


                      (Final Average Index Value - Initial Average Index Value)
Issue Price x     x   --------------------------------------------------------
                                    Initial Average Index Value

                                 ; provided that the Supplemental Sale Amount will not be less than zero.

                                 Promptly upon receipt of an Official Notice of Exercise of Put Right, but in no event later than 11:00 a.m. on the Business Day preceding the Maturity Date, the Company will cause the Calculation Agent to provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, of its receipt of such Official Notice of Exercise of Put Right and of the Put Price. See "Discontinuance of the S&P 500 Index; Alteration of Method of Calculation" below.

                                 All percentages resulting from any
                                 calculation with respect to the Notes will be rounded to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655)), and
                                 all dollar amounts used in or resulting from such calculation will be rounded to the nearest cent with one-half cent being rounded upwards.

Index Closing Value...........   The Index Closing Value, on any Trading Day,
                                 will equal the closing value of the S&P 500
                                 Index or any Successor Index at the regular official weekday close of trading on such Trading Day. See "Discontinuance of the S&P
                                 500 Index; Alteration of Method of
                                 Calculation."

                                 References herein to the S&P 500 Index will be deemed to include any Successor Index, unless the context requires otherwise.

Initial Average Index Value...   The Initial Average Index Value will equal
                                 the arithmetic average of the  Index Closing
                                 Values on each of the Initial Index
                                 Determination Dates.  The Initial Average
                                 Index Value will be calculated on the last
                                 Initial Index Determination Date by the
                                 Calculation Agent. The Calculation Agent will provide information as to the Initial
                                 Average Index Value upon written request by any holder of the Notes on any Business Day after the last Initial Index Determination
                                 Date.

Initial Index Determination
Dates..........................  The Initial Index Determination Dates will
                                 be July     , 1997, October         , 1997
                                 and January      , 1998 or, if any such date
                                 is not a Trading Day, the next succeeding
                                 Trading Day, unless there is a Market
                                 Disruption Event on any such Trading Day. If a Market Disruption Event occurs on any such Trading Day, such Determination Date will be the immediately succeeding Trading Day during which no Market Disruption Event shall have occurred; provided that if a Market Disruption Event has occurred on each of the five Trading Days immediately succeeding any
                                 of July     , 1997, October     , 1997 or
                                 January     , 1997, as the case may be, then
                                 (i) such fifth succeeding Trading Day will be deemed to be the relevant Initial Index Determination Date, notwithstanding the occurrence of a Market Disruption Event on such day and (ii) with respect to any such fifth Trading Day on which a Market Disruption Event occurs, the Calculation Agent will determine the value of the S&P 500 Index on such fifth Trading Day in accordance with the formula for and method of calculating the S&P 500 Index last in effect prior to the commencement of the Market Disruption Event, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) on such Trading Day of each security most recently comprising the S&P 500 Index.

Final Average Index Value.....   The Final Average Index Value will equal
                                 either (i) the arithmetic average of the
                                 Index Closing Values on each of the Final
                                 Index Determination Dates as calculated on
                                 the Final Calculation Date by the Calculation
                                 Agent or  (ii) if the holder of 100% of the
                                 outstanding Notes completes and delivers to
                                 the Company and the Calculation Agent an
                                 Official Equity Stop Notice (in the form of
                                 Annex B attached hereto) prior to 11:00 a.m.
                                 New York City time on any Trading Day on or
                                 prior to July    , 2003 (the "Equity Stop
                                 Date"), the Index Closing Value on such
                                 Equity Stop Date (the "Equity Stop Option"), determined as if the Equity Stop Date were a Final Index Determination Date.

                                 If (a) a Market Disruption Event has
                                 occurred on any Equity Stop Date or (b) any
                                 notice to elect the Equity Stop Option is
                                 received by the Company after 11:00 a.m. New
                                 York City time on any Trading Day on or
                                 prior to July    , 2003 so that the Equity
                                 Stop Date is the scheduled Trading Day
                                 following the day on which such notice is received, the Final Average Index Value will be the Index Closing Value on the next succeeding Trading Day on which there is no Market Disruption Event. If there are no such Trading Days prior to the Final Calculation Date, the Calculation Agent will determine the value of the S&P 500 Index in accordance with the formula for and method of calculating the S&P 500 Index last in effect prior to the commencement of the Market Disruption Event, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) on the Equity Stop Date of each security most recently comprising the S&P 500 Index.

                                 If any notice to elect the Equity Stop Option is received by the Company after 11:00 a.m.
                                 New York City time on  July     , 2003, the
                                 Final Average Index Value will be calculated in accordance with clause (i) of the second preceding paragraph.

                                 Notwithstanding election by a holder of the Equity Stop Option, the Supplemental Sale Amount will be calculated on the Final Calculation Date and the Supplemental Sale Amount will be paid only upon exercise of the Put Right by the holder.

Final Index Determination
Dates.........................   The Final Index Determination Dates will be
                                 July   , 2003, October       , 2003, January
                                 , 2004, April     , 2004 and July    , 2004
                                 or, if any such date is not a Trading Day,
                                 the next succeeding Trading Day, unless there
                                 is a Market Disruption Event on any such
                                 Trading Day.  If a Market Disruption Event
                                 occurs on any such Trading Day, such Final
                                 Index Determination Date will be the
                                 immediately succeeding Trading Day during
                                 which no Market Disruption Event shall have
                                 occurred; provided that if a Market
                                 Disruption Event has occurred on each of the
                                 five Trading Days immediately succeeding any
                                 of July    , 2003, October   , 2003, January
                                   , 2004, April   , 2004 or July  , 2004, as
                                 the case may be, then (i) such fifth
                                 succeeding Trading Day will be deemed to be the relevant Final Index Determination Date, notwithstanding the occurrence of a Market
                                 Disruption Event on such day and (ii) with respect to any such fifth Trading Day on which a Market Disruption Event occurs, the Calculation Agent will determine the value of the S&P 500 Index on such fifth Trading Day in accordance with the formula for and method of calculating the S&P 500 Index last in effect prior to the commencement of the Market Disruption Event, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) on such Trading Day of each security most recently comprising the S&P 500
                                 Index.

                                 Notwithstanding the foregoing, no Final Index Determination Date will be later than the Final Calculation Date. If such Final Calculation Date is a Final Index Determination Date but is not a Trading Day or if there is a Market Disruption Event on such Final Calculation Date, the Calculation Agent will determine the value of the S&P 500 Index on such Final Calculation Date in accordance with clause (ii) of the preceding paragraph.

Trading Day...................   A day on which trading is generally conducted
                                 (i) on the New York Stock Exchange ("NYSE"), the American Stock Exchange, Inc. ("AMEX") and the NASDAQ National Market ("NASDAQ NMS"),
                                 (ii) on the Chicago Mercantile Exchange and
                                 (iii) on the Chicago Board of Options
                                 Exchange, as determined by the Calculation
                                 Agent.

Final Calculation Date........   The Final Calculation Date will  be the
                                 fourteenth Business Day prior to the Maturity
                                 Date.

Market Disruption Event.......   "Market Disruption Event" means, with respect
                                 to the S&P 500 Index:

                                    (i) a suspension, absence or material
                                    limitation of trading of 100 or more of
                                    the securities included in the S&P 500
                                    Index on the primary market for such
                                    securities for more than two hours of
                                    trading or during the one-half hour period preceding the close of trading in such market; or the suspension, absence or material limitation of trading on the primary market for trading in futures or options contracts related to the S&P 500 Index during the one-half hour period preceding the close of trading in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; and

                                    (ii) a determination by the Calculation
                                    Agent in its sole discretion that the
                                    event described in clause (i) above
                                    materially interfered with the ability of the Company or any of its affiliates to unwind all or a material portion of the hedge with respect to the Notes.

                                 For purposes of determining whether a Market
                                 Disruption Event has occurred:  (1) a
                                 limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract will not constitute a Market Disruption
                                 Event, (3) limitations pursuant to New York
                                 Stock Exchange Rule 80A (or any applicable rule or regulation enacted or promulgated by the NYSE, any other self-regulatory organization or the Securities and Exchange Commission of similar scope as determined by the Calculation Agent) on trading during significant market fluctuations will constitute a Market Disruption Event, (4) a suspension of trading in a futures or options contract on the S&P 500 Index by the primary securities market related to such contract by reason of (a) a price change exceeding limits set by such exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension or material limitation of trading in futures or options contracts related to the S&P 500 Index and (5) a "suspension, absence or material limitation of trading" on the primary market on which futures or options contracts related to the S&P 500 Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

Alternative Determination
Date in case of an Event of
Default.......................   In case an Event of Default with respect to
                                 any Notes shall have occurred and be
                                 continuing, the amount declared due and
                                 payable upon any acceleration of the Notes will be determined by the Calculation Agent and will be equal to Par plus the Supplemental
                                 Sale Amount, if any, determined as though each Initial Index Determination Date and each Final Index Determination Date scheduled to occur on or after such date of acceleration were the date of acceleration.
                                 The Equity Stop Option will not be available upon an Event of Default with respect to the Notes.

Calculation Agent.............   Morgan Stanley & Co. Incorporated ("MS & Co.")

                                 All determinations made by the Calculation
                                 Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on the Company and holders of the Notes.

                                 Because the Calculation Agent is an affiliate of the Company, potential conflicts of interest may exist between the Calculation Agent and the holders of the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Initial Average Index
                                 Value and the Final Average Index Value or whether a Market Disruption Event has occurred. See "Discontinuance of the S&P 500 Index; Alteration of Method of Calculation" below and "Market Disruption Event" above.
                                 MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Risk Factors..................   An investment in the Notes entails
                                 significant risks not associated with similar investments in a conventional security, including the following.

                                 There will be no periodic payments of
                                 interest on the Notes as there would be on a conventional fixed-rate debt security having the same maturity date as the Notes and issued by the Company on the Original Issue Date. Because the holder will receive only Par at maturity and because the Supplemental Sale Amount may be equal to zero so that it would not be economical to exercise the Put Right, the effective yield to maturity may be less than that which would be payable on such a conventional fixed-rate debt security.

                                 The return of only the par amount of a Note at maturity may not compensate the holder for any opportunity cost implied by inflation and other factors relating to the time value of money. The percentage appreciation of the S&P 500 Index based on the Final Average Index Value over the Initial Average Index Value does not reflect the payment of dividends on the stocks underlying the S&P 500 Index. Therefore, the yield to maturity taking into account the exercise of the Put Right based on the Final Average Index Value relative to the Initial Average Index Value will not be the same yield as would be produced if such underlying stocks were purchased and held for a similar period.

                                 The Notes will not be listed on any exchange. There can be no assurance as to whether there will be a secondary market in the Notes or if there were to be such a secondary market, whether such market would be liquid or illiquid. It is expected that the secondary market for the Notes will be affected by the creditworthiness of the Company and by a number of factors, including, but not limited to, the volatility of the S&P 500 Index, dividend rates on the stocks underlying the S&P 500 Index, the time remaining to the Final Calculation Date and to the maturity of the Notes and market interest rates. In addition, the Initial Average Index Value and the Final Average Index Value depends on a number of interrelated factors, including economic, financial and political events, over which the Company has no control. The value of the Notes prior to maturity is expected to depend primarily on market interest rates and the extent of the appreciation or depreciation of the S&P 500 Index from the Initial Average Index Value through the later of the last Final Index Determination Date and the Equity Stop Date. The price at which a holder will be able to sell the Notes prior to maturity may be at a discount, which could be substantial, from the par amount thereof, if, at such time, the S&P 500 Index or the Final Average Index Value, if determined, is below, equal to or not sufficiently above the Initial Average Index Value.

                                 The historical S&P 500 Index values should not be taken as an indication of the future performance of the S&P 500 Index during the term of the Notes. While the trading prices of the stocks underlying the S&P 500 Index will determine the value of the S&P 500
                                 Index, it is impossible to predict whether the value of the S&P 500 Index will rise or fall. Trading prices of the stocks underlying the S&P 500 Index will be influenced by both the complex and interrelated political, economic, financial and other factors that can affect the capital markets generally and the equity trading markets on which the underlying stocks are traded, and by various circumstances that can influence the values of the underlying stocks in a specific market segment or a particular underlying stock.

                                 The policies of S&P concerning additions, deletions and substitutions of the stocks underlying the S&P 500 Index and the manner in which S&P takes account of certain changes affecting such underlying stocks may affect the value of the S&P 500 Index. The policies of S&P with respect to the calculation of the S&P 500 Index could also affect the value of the S&P 500 Index. S&P may discontinue or suspend calculation or dissemination of the S&P 500 Index. Any such actions could affect the value of the Notes. See "S&P 500 Index" and "Discontinuance of the S&P 500 Index; Alteration of Method of Calculation" below.

                                 Because the Calculation Agent is an affiliate of the Company, potential conflicts of interest may exist between the Calculation Agent and the holders of the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Initial Average Index Value, the Final Average Index Value or whether a Market Disruption Event has occurred. See "Discontinuance of the S&P 500 Index; Alteration of Method of Calculation" below and "Market Disruption Event" above.
                                 MS & Co., as a registered broker-dealer, is required to maintain policies and procedures regarding the handling and use of confidential proprietary information, and such policies and procedures will be in effect throughout the term of the Notes to restrict the use of information relating to the calculation of the Initial Average Index Values and the
                                 Final Average Index Values that the
                                 Calculation Agent may be required to make prior to its dissemination. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

                                 It is suggested that prospective investors who consider purchasing the Notes should reach an investment decision only after carefully considering the suitability of the Notes in light of their particular circumstances.

                                 Investors should also consider the tax
                                 consequences of investing in the Notes.  See
                                 "United States Federal Taxation" below.

S&P 500 Index.................   The S&P 500 Index is published by S&P and is
                                 intended to provide a performance benchmark for the U.S. equity markets. The calculation of the value of the S&P 500 Index (discussed below in further detail) is based on the relative value of the aggregate Market Value
                                 (as defined below) of the common stocks of 500 companies (the "Component Stocks") as of a particular time as compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.
                                 The "Market Value" of any Component Stock is the product of the market price per share and the number of the then outstanding shares of such Component Stock. The 500 companies are not the 500 largest companies listed on the NYSE and not all 500 companies are listed on such exchange. S&P chooses companies for inclusion in the S&P 500 Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500 Index to achieve the objectives stated above. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company's common stock is widely-held and the Market Value and trading activity of the common stock of that company.

                                 The S&P 500 Index is calculated using a
                                 base-weighted aggregate methodology: the level of the Index reflects the total Market Value of all 500 Component Stocks relative to the S&P 500 Index's base period of 1941-43 (the "Base Period").

                                 An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

                                 The actual total Market Value of the
                                 Component Stocks during the Base Period has been set equal to an indexed value of 10. This is often indicated by the notation 1941-43=10. In practice, the daily calculation of the S&P 500 Index is computed by dividing the total Market Value of the Component Stocks by a number called the Index Divisor. By itself, the Index Divisor is an arbitrary number. However, in the context of the calculation of the S&P 500 Index, it is the only link to the original base period value of the Index. The Index Divisor keeps the Index comparable over time and is the manipulation point for all adjustments to the S&P 500 Index ("Index Maintenance").

                                 Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs.

                                 To prevent the value of the Index from
                                 changing due to corporate actions, all
                                 corporate actions which affect the total
                                 Market Value of the Index require an Index
                                 Divisor adjustment.  By adjusting the Index
                                 Divisor for the change in total Market Value, the value of the S&P 500 Index remains constant. This helps maintain the value of the Index as an accurate barometer of stock market performance and ensures that the movement of the Index does not reflect the corporate actions of individual companies in the Index. All Index Divisor adjustments are made after the close of trading and after the calculation of the closing value of the S&P 500 Index. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the Index and do not require Index Divisor adjustments.

                                 The table below summarizes the types of S&P
                                 500 Index maintenance adjustments and
                                 indicates whether or not an Index Divisor adjustment is required.

                                                              Divisor
        Type of                                              Adjustment
    Corporate Action           Adjustment Factor              Required
-----------------------     ------------------------         ----------
Stock split                 Shares Outstanding                   No
     (i.e. 2x1)             multiplied by 2;
                            Stock Price divided by 2

Share issuance              Shares Outstanding plus             Yes
     (i.e. Change > 5%)     newly issued Shares

Share repurchase            Shares Outstanding minus            Yes
     (i.e. Change > 5%)     Repurchased Shares

Special cash                Share Price minus Special           Yes
     dividends              Dividend

Company change              Add new company Market              Yes
                            Value minus old company
                            Market Value

Rights offering             Price of parent company             Yes
                            minus
                            ( Price of Rights )
                            ( --------------- )
                            (   Right Ratio   )

Spinoffs                    Price of parent company             Yes
                            minus

                            ( Price of Spinoff Co. )
                            ( -------------------- )
                            ( Share Exchange Ratio )


                                 Stock splits and stock dividends do not
                                 affect the Index Divisor of the S&P 500
                                 Index, because following a split or dividend both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the Component Stock. All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

                                 Each of the corporate events exemplified in the table requiring an adjustment to the Index Divisor has the effect of altering the Market Value of the Component Stock and consequently of altering the aggregate Market Value of the Component Stocks (the "Post-Event Aggregate Market Value"). In order that the level of the Index (the "Pre-Event Index Value") not be affected by the altered Market Value (whether increase or decrease) of the affected Component Stock, a new Index Divisor ("New Divisor") is derived as follows:


                    Post-Event Aggregate Market Value
                    ---------------------------------  = Pre-Event Index Value
                               New Divisor


                                  Post-Event Aggregate Market Value
                    New Divisor = ---------------------------------
                                        Pre-Event Index Value

                                 A large part of the S&P 500 Index maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P 500 Index companies. Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the Index are updated as required by any changes in the number of shares outstanding. After the totals are updated, the Index Divisor is adjusted to compensate for the net change in the total Market Value of the Index. In addition, any changes over 5% in the current common shares outstanding for the S&P 500 Index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the Index Divisor.

Discontinuance of the S&P 500
Index; Alteration of Method
of Calculation................   If S&P discontinues publication of the S&P
                                 500 Index and S&P or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the discontinued S&P 500 Index (such index being referred to herein as a "Successor Index"), then each subsequent Index Closing Value will be determined by reference to the value of such Successor Index at the close of trading on the NYSE, the AMEX, NASDAQ NMS or the relevant exchange or market for the Successor
                                 Index on such  Initial Index Determination
                                 Date, Final Index Determination Date or
                                 Equity Stop Date, as the case may be.

                                 Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to the Company and to the holders of the Notes within three Trading Days of such selection.

                                 If S&P discontinues publication of the S&P
                                 500 Index prior to, and such discontinuance is continuing on, any Initial Index Determination Date, Final Index Determination Date or Equity Stop Date and the Calculation Agent determines that no Successor Index is available at such time, then on such Initial Index Determination Date, Final Index Determination Date or Equity Stop Date, the Calculation Agent will determine the Index Closing Value that would be used in computing the Supplemental Sale Amount on such Initial Index Determination Date, Final Index Determination Date or Equity Stop Date. The Index Closing Value will be computed by the Calculation Agent in accordance with the formula for and method of calculating the S&P 500 Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) on such Initial Index Determination Date, Final Index Determination Date or Equity Stop Date of each security most recently comprising the S&P 500 Index. Notwithstanding these alternative arrangements, discontinuance of the publication of the S&P 500 Index may adversely affect the value of the Notes.

                                 If at any time the method of calculating the S&P 500 Index or a Successor Index, or the value thereof, is changed in a material respect, or if the S&P 500 Index or a Successor Index is in any other way modified so that such index does not, in the opinion of the Calculation Agent, fairly represent the value of the S&P 500 Index or such Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on each subsequent Initial Index Determination Date, Final Index Determination Date or Equity Stop Date, as the case may be, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to the S&P 500 Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and calculate the Supplemental
                                 Sale Amount with reference to the S&P 500
                                 Index or such Successor Index, as adjusted.
                                 Accordingly, if the method of calculating the S&P 500 Index or a Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of the S&P 500 Index or such Successor Index as if it had not been modified (e.g., as if such split had not occurred).

Public Information............   All disclosure contained in this Pricing
                                 Supplement regarding the S&P 500 Index,
                                 including, without limitation, its make-up, method of calculation and changes in its components, are derived from publicly available information prepared by S&P.
                                 Neither the Company nor the Agent take any responsibility for the accuracy or completeness of such information.

Historical Information........   The following table sets forth the high and
                                 low daily closing values, as well as
                                 end-of-quarter closing values, of the S&P 500
                                 Index for each quarter in the period from January 1, 1992 through July 9, 1997. The
                                 Index Closing Values listed below were
                                 obtained from Bloomberg Financial Markets.
                                 The Company believes all such information to be accurate. The historical values of the S&P 500 Index should not be taken as an indication of future performance, and no assurance can be given that the S&P 500 Index will increase sufficiently to cause the holders of the Notes to receive any Supplemental Sale Amount.


                                      Daily Index Closing Values
                               ----------------------------------------
                                                                 Period
                                High              Low             End
                               ------            ------          ------
1992
     First Quarter             420.77            403.00          403.69
     Second Quarter            418.49            394.50          408.14
     Third Quarter             425.27            409.16          417.80
     Fourth Quarter            441.28            402.66          435.71
1993
     First Quarter             456.34            429.05          451.67
     Second Quarter            453.85            433.54          450.53
     Third Quarter             463.56            441.43          458.93
     Fourth Quarter            470.94            457.48          466.45
1994
     First Quarter             482.00            445.55          445.76
     Second Quarter            462.37            438.92          444.27
     Third Quarter             476.07            446.13          462.71
     Fourth Quarter            473.77            445.45          459.27
1995
     First Quarter             503.90            459.11          500.71
     Second Quarter            551.07            501.85          544.75
     Third Quarter             586.77            547.09          584.41
     Fourth Quarter            621.69            576.72          615.93
1996
     First Quarter             661.45            598.48          645.50
     Second Quarter            678.51            631.18          670.63
     Third Quarter             687.31            626.65          687.31
     Fourth Quarter            757.03            689.08          740.74
1997
     First Quarter             816.29            737.01          757.12
     Second Quarter            898.70            737.65          885.14
     Third Quarter (through
     July 9, 1997)             918.75            891.03          907.54


Use of Proceeds and Hedging...   The net proceeds to be received by the
                                 Company from the sale of the Notes will be
                                 used for general corporate purposes and, in
                                 part, by the Company or one or more of its
                                 affiliates in connection with hedging the
                                 Company's obligations under the Notes,
                                 including hedging market risks associated
                                 with the Supplemental Sale Amount. On or
                                 prior to the date of this Pricing Supplement,
                                 the Company, through its subsidiaries and
                                 others, may hedge some or all of its
                                 anticipated exposure in connection with the
                                 Notes by the purchase and sale of exchange
                                 traded and over the counter options on the
                                 S&P 500 Index, individual stocks included in
                                 the S&P 500 Index, futures contracts on the
                                 S&P 500 Index and options on such futures
                                 contracts or by taking positions in any other
                                 instruments that it may wish to use in
                                 connection with such hedging.   Although the
                                 Company has no reason to believe that its hedging activity will have a material impact on the price of such options, stocks, futures contracts, and options on futures contracts, there can be no assurance that the Company will not affect such prices as a result of its hedging activities. The Company, through its subsidiaries, is likely to modify its hedge position throughout the life of the Notes, including on each Initial Index
                                 Determination Date, Final Index Determination
                                 Date or Equity Stop Date, by purchasing and selling the securities and instruments listed above and other available securities and instruments. See also "Use of Proceeds" in the accompanying Prospectus.

License Agreement.............   S&P and MS & Co. have entered into a
                                 non-exclusive license agreement providing for the license to MS & Co., and any of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the S&P 500 Index, which is owned and published by S&P, in connection with certain securities, including the Notes.

                                 The license agreement between S&P and MS &
                                 Co. provides that the following language must be set forth in this Pricing Supplement:

                                 The Notes are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the holders of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the S&P 500 Index to track general stock market performance. S&P's only relationship to the Company is the licensing of certain trademarks and trade names of S&P and of the S&P 500 Index, which is determined, composed and calculated by S&P without regard to the Company or the Notes. S&P has no obligation to take the needs of the Company or the holders of the Notes into consideration in determining, composing or calculating the S&P 500 Index. S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Notes.

                                 S&P DOES NOT GUARANTEE THE ACCURACY AND/OR
                                 THE COMPLETENESS OF THE S&P 500 INDEX OR ANY
                                 DATA INCLUDED THEREIN.  S&P MAKES NO
                                 WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE COMPANY, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS
                                 LICENSED UNDER THE LICENSE AGREEMENT
                                 DESCRIBED HEREIN OR FOR ANY OTHER USE.  S&P
                                 MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND
                                 HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF
                                 MERCHANTABILITY OR FITNESS FOR A PARTICULAR
                                 PURPOSE OR USE WITH RESPECT TO THE S&P 500
                                 INDEX OR ANY DATA INCLUDED THEREIN.  WITHOUT
                                 LIMITING ANY OF THE FOREGOING, IN NO EVENT
                                 SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

                                 "Standard & Poor's[Registered]",
                                 "S&P[Registered]", "S&P 500[Registered]",
                                 "Standard & Poor's 500," and "500" are
                                 trademarks of McGraw-Hill, Inc. and have been licensed for use by MS & Co.

United States Federal Taxation   The Notes are Notes Linked to an Index and
                                 investors should refer to the discussion
                                 under "United States Federal
                                 Taxation--Notes--Notes Linked to Commodity
                                 Prices, Single Securities, Baskets of
                                 Securities or Indices" and "United States
                                 Federal Taxation--Notes--Optionally
                                 Exchangeable Notes" in the accompanying
                                 Prospectus Supplement.  In connection with the
                                 discussion thereunder, the Company has
                                 determined that the "comparable yield" is an
                                 annual rate of      %, compounded semi-
                                 annually.  Based on the Company's
                                 determination of the comparable yield, the
                                 "projected payment schedule" for a Note
                                 (assuming a par amount of $1,000 or with
                                 respect to each integral multiple thereof)
                                 consists of a projected amount due at
                                 maturity, equal to $       (the "Projected
                                 Amount").

                                 THE COMPARABLE YIELD, THE PROJECTED PAYMENT
                                 SCHEDULE AND THE PROJECTED AMOUNT ARE NOT
                                 PROVIDED FOR ANY PURPOSE OTHER THAN THE
                                 DETERMINATION OF UNITED STATES HOLDERS'
                                 INTEREST ACCRUALS AND ADJUSTMENTS IN RESPECT
                                 OF THE NOTES, AND THE COMPANY MAKES NO
                                 REPRESENTATION REGARDING THE ACTUAL AMOUNTS
                                 OF THE PAYMENTS ON A NOTE.

                                                                       ANNEX A

                   OFFICIAL NOTICE OF EXERCISE OF PUT RIGHT


     Dated:  [On any Put Date (as defined in the attached Pricing Supplement)]



Morgan Stanley, Dean Witter, Discover & Co.
1585 Broadway
New York, New York 10036

Morgan Stanley & Co. Incorporated, as
  Calculation Agent
1585 Broadway
New York, New York 10036
Fax No.: (212) 761-0674
(Attn: Lily Lam)


Dear Sirs:

               The undersigned holder of the Medium Term Notes, Series C,
Equity Linked Notes, Due July   , 2004 of Morgan Stanley, Dean Witter,
Discover & Co. (the "Notes") hereby irrevocably elects to exercise with respect to the principal amount of the Notes indicated below, as of the date hereof (or, if this letter is received after 11:00 a.m. on any Trading Day, as of the next Trading Day, provided that such day is two days prior to July
, 2004),  the Put Right as described in Pricing Supplement dated July   , 1997
to the Prospectus Supplement dated June 2, 1997 and the Prospectus dated June 2, 1997 related to Registration Statement No. 333-27919. Capitalized terms not defined herein have the meanings given to such terms in the Pricing Supplement. Please date and acknowledge receipt of this notice in the place provided below on the date of receipt, and fax a copy to the fax number indicated. Upon receipt of this notice, the Company will deliver cash on the
earlier of 3 Business Days after the Put Notice Date and July     , 2004 in
accordance with the terms of the Notes, as described in the Pricing Supplement.

                                           Very truly yours,



                                           ___________________________________
                                                     [Name of Holder]




                                           By:________________________________
                                                          [Title]



                                           ___________________________________
                                                         [Fax No.]


                                           $__________________________________
                                                 Principal Amount of Notes


Receipt of the above Official
Notice of Put is hereby acknowledged

MORGAN STANLEY, DEAN WITTER, DISCOVER & CO., as Issuer

MORGAN STANLEY & CO. INCORPORATED,
  as Calculation Agent

By MORGAN STANLEY & CO. INCORPORATED,
  as Calculation Agent



By:___________________________________
      Title:


Date and time of acknowledgment_______








                                                                       ANNEX B

                          OFFICIAL EQUITY STOP NOTICE

                                          Dated: [On or before July    , 2003]



Morgan Stanley, Dean Witter, Discover & Co.
1585 Broadway
New York, New York 10036

Morgan Stanley & Co. Incorporated, as Calculation Agent
1585 Broadway
New York, New York 10036
(Attn: Lily Lam)
Fax: 212-761-0674

Dear Sirs:

               The undersigned holder of the Medium Term Notes, Series C,
Equity Linked Notes, Due July   , 2004 of Morgan Stanley, Dean Witter,
Discover & Co. (the "Notes") hereby represents that such holder owns directly or indirectly the principal amount of the Notes recorded in the space provided below such holder's signature, which must, under the terms of the Notes, represent 100% of the principal amount of the outstanding Notes for this Official Equity Stop Notice to be effective and irrevocably elects to exercise the Equity Stop Option as of the date hereof (or, if this letter is received
after 11:00 a.m. on any Trading Day on or prior to July    , 2003, as of the
next Trading Day), subject to the description contained in the Pricing
Supplement dated      , 1997 to the Prospectus Supplement dated June 2, 1997
and the Prospectus dated June 2, 1997 related to Registration Statement No. 333-27919. Capitalized terms not defined herein have the meanings given to such terms in the Prospectus Supplement. Please confirm that the principal amount recorded in the space below represents 100% of the principal amount of the outstanding Notes (which confirmation will be evidenced by dating and acknowledging receipt of this notice in the place provided below on the date of receipt and faxing a copy of to the fax number indicated below).


                                           Very truly yours,



                                           ___________________________________
                                           [Name of Holder]




                                           By:________________________________
                                              [Title]



                                           ___________________________________
                                           [Fax No.]


                                           $__________________________________
                                            Principal Amount of Notes Held


Receipt of the above Official
Equity Stop Notice is hereby acknowledged

MORGAN STANLEY, DEAN WITTER, DISCOVER & CO., as Issuer

MORGAN STANLEY & CO. INCORPORATED,
  as Calculation Agent

By MORGAN STANLEY & CO. INCORPORATED,
  as Calculation Agent



By:___________________________________


Date and time of acknowledgment_______